Exhibit 5.1
[Holland & Knight LLP Letterhead]
April 1, 2010
PositiveID Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by PositiveID Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 754,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share.
     In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as currently in effect; and such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     Based upon and subject to the foregoing, and in reliance thereon, and assuming no change in relevant facts, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.
     The foregoing opinion is limited to the federal laws of the United States and General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. In this connection, we hereby confirm that the foregoing reference to the General Corporation Law of the State of Delaware includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” contained in the prospectus filed as a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Holland & Knight LLP
HOLLAND & KNIGHT LLP